UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________________

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 14, 2021

ASPEN TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34630	04-2739697
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Crosby Drive,	Bedford,	MA	01730
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (781) 221-6400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, $0.10 par value per share	AZPN	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company □
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 14, 2021, we entered into a Supplemental Confirmation—Accelerated Share Purchase (the “Supplemental Confirmation”) with JPMorgan Chase Bank, National Association (“JPMorgan”) to repurchase an aggregate of $150 million of our common stock. The Supplemental Confirmation supplements, and is subject to, the terms of a Master Confirmation—Accelerated Share Purchase (the “Master Confirmation”) that we entered into with JPMorgan on August 29, 2016. The Master Confirmation and the Supplemental Confirmation together are referred to below as the “ASR Contract.”

Under the ASR Contract, we will receive an initial delivery of approximately 80% of the underlying shares of our common stock, based on the closing price of our common stock on June 30, 2021 and subject to limitations set forth in the ASR Contract. The final number of shares we will repurchase under the ASR Contract will be based on the average of the daily volume-weighted average prices of our common stock during the term of the transaction, less a discount. At settlement, under certain circumstances, JPMorgan may be required to deliver additional shares of our common stock to us or, under certain circumstances, we may be required to either, at our election, deliver shares of our common stock or make a cash payment to JPMorgan. The final settlement of the transaction under the ASR Contract is expected to occur in the first quarter of our fiscal year 2022. The terms of the ASR Contract are subject to adjustment, including adjustments arising if we were to enter into or announce certain types of transactions or to take certain corporate actions.

The ASR Contract contains the principal terms and provisions governing the accelerated share repurchase, including the mechanism used to determine the number of shares of our common stock that will be delivered, the required timing of delivery of the shares, the circumstances under which JPMorgan is permitted to make adjustments to valuation and calculation periods, and various acknowledgments, representations and warranties made by us and JPMorgan to one another.

We may, in our discretion and without any further obligation to JPMorgan, elect to cancel the transaction contemplated by the ASR Contract at any time prior to July 1, 2021.

The foregoing description of the ASR Contract is qualified in its entirety by reference to the full text of the Supplemental Confirmation and the Master Confirmation, which are attached to this report as Exhibit 10.1 and Exhibit 10.2, respectively, and each of which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained above in Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On June 14, 2021, we announced that our Board of Directors authorized a new share repurchase program (the “FY 2022 Program”) under which we may repurchase up to $300 million of outstanding shares of our common stock in our fiscal year ending June 30, 2022. The ASR Contract described in Item 1.01 was entered into as part of the FY 2022 Program. All or a portion of the remaining $150 million authorized under the FY 2022 Program may be applied to repurchases of shares during the final three quarters of fiscal year 2022. Those shares may be repurchased in open market or private transactions, through block trades, or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. Open market purchases may be conducted in accordance with the limitations set forth in Rule 10b-18 under the Securities Exchange Act of 1934.

In addition to share repurchases in fiscal year 2022 under the FY 2022 Program, we may repurchase up to $50 million shares of our common stock by June 30, 2021 under our previously authorized share repurchase program for fiscal year 2021.

The timing and amount of repurchases in June 2021 under the previously authorized share repurchase program or in the final three quarters of fiscal year 2022 under the FY 2022 Program may be suspended, terminated or modified by us at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity and other factors we deem appropriate in light of the totality of information then available to us. Except to the extent described in Item 1.01 with respect to the ASR Contract (which we may terminate in our discretion prior to July 1, 2021), we are not obligated to repurchase any particular number of shares in total or in any specific time period.

Item 9.01	Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description

10.1
Master Confirmation—Accelerated Share Repurchase, dated August 29, 2016, between Aspen Technology, Inc. and JPMorgan Chase Bank, National Association (incorporated herein by reference to Exhibit 10.1 to Current Report on Form 8-K filed on August 30, 2016).

10.2*	Supplemental Confirmation—Accelerated Share Repurchase, dated June 14, 2021, between Aspen Technology, Inc. and JPMorgan Chase Bank, National Association.

• Certain information redacted and replaced with “[***]”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN TECHNOLOGY, INC.

Date: June 14, 2021	By:	/s/ CHANTELLE BREITHAUPT
Chantelle Breithaupt
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)